Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Cellectis S.A.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(2)(3)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee

Equity	Ordinary Shares, €0.05 nominal value per share; 2024 Stock Option Plan	457(c) and 457(h)	6,166,613(4)	$1.77(7)	$10,914,905.01	0.00015310	$1,671.07

Equity	Ordinary Shares, €0.05 nominal value per share; 2024 Stock Option Plan	457(h)	140,675(5)	$1.94(8)	$272,909.50	0.00015310	$41.78

Equity	Ordinary Shares, €0.05 nominal value per share; 2024 Free Share Plan	457(c) and 457(h)	6,307,288(6)	$1.77(7)	$11,163,899.80	0.00015310	$1,709.19

Total Offering Amounts					$22,351,714.30		$3,422.05

Total Fee Offsets							—

Net Fees Due							$3,422.05

(1)

These shares may be represented by the Registrant’s American Depositary Shares, or ADS. Each ADS represents one Ordinary Share. ADSs issuable upon deposit of the Ordinary Shares registered hereby were registered pursuant to a separate Registration Statement on Form F-6 (File No. 333-202488).

(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s Ordinary Shares that become issuable under the Registrant’s 2024 Stock Option Plan or the Registrant’s 2024 Free Shares Plan or by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding Ordinary Shares.

(3)

The shareholders authorization relating to the ordinary shares reserved for issuance upon stock option and free share grants covered by this Registration Statement restricts the aggregate number of ordinary shares issuable to an aggregate of 6,307,288 ordinary shares. Accordingly, notwithstanding the 12,614,576 ordinary shares registered on this Registration Statement, the aggregate amount issuable upon issuances cannot exceed 6,307,288 ordinary shares.

(4)	Represents Ordinary Shares reserved for future issuance upon the exercise of stock options issuable under the 2024 Stock Option Plan.
(5)	Represents Ordinary Shares issuable upon the exercise of options to purchase Ordinary Shares outstanding under the 2024 Stock Option Plan as of the date of this Registration Statement.
(6)	Represents Ordinary Shares reserved for future issuance under the 2024 Free Share Plan.
(7)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act based upon the price of $1.77 per ADS, which was the average of the high and low prices of the ADS as reported on NASDAQ for January 13, 2025.

(8)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act based upon the weighted average exercise price of options to purchase Ordinary Shares outstanding under the 2024 Stock Option Plan as of the date of this Registration Statement, expressed in U.S. dollars based on the European Central Bank euro reference exchange rate for U.S. dollars on January 13, 2025 (€1.00=$1.0198).